ICE MILLER DONADIO & RYAN


April 30, 1997


Board of Directors
Irwin Financial Corporation
500 Washington Street
Columbus, Indiana 47202


Ladies and Gentlemen:

We have acted as counsel to Irwin Financial Corporation, an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 700,000 common shares of the Company (the "Common Shares") which are subject to issuance pursuant to the Irwin Financial Corporation 1997 Stock Option Plan (the "Plan").

In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate and other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

1. The Company's Amended Articles of Incorporation, together with all amendments thereto, certified by the Secretary of State of Indiana on April 23, 1997 to be a true and complete copy thereof;

2.   A Certificate of Existence dated April 22, 1997 from the
  Secretary of State of Indiana relating to the Company;

3.   The Bylaws of the Company as amended to date;

4.   Resolutions relating to the Plan and Common Shares adopted by the Company's Board of Directors and shareholders (the
  Resolutions);
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5.   A specimen certificate representing the Common Shares;

6.   The Registration Statement; and

7.   The Plan.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or other copies; (ii) that the Common Shares will be issued pursuant to the terms of the Registration Statement and the Plan; (iii) that the Resolutions will not be amended, altered or superseded before the issuance of the Common Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts before the issuance of the Common Shares.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Company's Common Shares to be issued pursuant to the terms of the Plan are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Common Shares have been delivered against payment therefor as contemplated by the Registration Statement and the Plan, the Common Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.


Very truly yours,

ICE MILLER DONADIO & RYAN

/s/ Ice Miller Donadio & Ryan
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